Exhibit 99.1

Summary of the Executive Supplemental Medical Reimbursement Insurance Policy

On October 28, 2005, the Compensation Committee of the Board of Directors of Venture Catalyst Incorporated (the “Company”) approved the purchase of a supplemental medical reimbursement and AD&D insurance policy to provide coverage for each of the Company’s current and future executive officers, including the named executive officers of the Company (the “Supplemental Benefit Insurance”). The Supplemental Benefit Insurance supplements the Company’s health plan by reimbursing the Company and the executive officers for medical expenses incurred by the participating executive officers, which are not otherwise covered under the Company’s medical benefit plans, up to an annual maximum of $50,000 per person. The cost to the Company for the Supplemental Benefit Insurance is a $250 annual enrollment fee for each participating executive officer, plus a variable annual premium per executive officer (depending upon use), not to exceed $5,750 per year. The initial enrollment fee, the variable annual premium per executive and other provisions of the policy are subject to change from time to time. The Compensation Committee or the Board of Directors may expand or terminate coverage under the Supplemental Benefit Insurance at any time.